Exhibit 10.53

EXECUTION VERSION

RIDER AND AMENDMENT NUMBER 2 TO THE VENEZUELA TRANSITION SERVICES AGREEMENT

This Rider and Amendment Number 2 to the Venezuela Transition Services Agreement (“Amendment No. 2”) is entered into this 9th of March, 2012 (the “Effective Date”), by and among EVERTEC, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“EVERTEC”), TARJETAS Y TRANSACCIONES EN RED TRANRED, C.A, a corporation organized under the laws of the Republic of Venezuela (“TRANRED,” formerly EVERTEC de Venezuela, C.A.) and Popular, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Popular”).

RECITALS

WHEREAS, EVERTEC, TRANRED and Popular are parties to that certain Venezuela Transition Services Agreement dated as of September 29, 2010, as amended pursuant to that certain Rider and Amendment Number 1 to the Venezuela Transition Services Agreement dated as of July 1, 2011 (“Rider 1”, together, hereinafter, the “Venezuela TSA”; capitalized terms not otherwise defined herein shall have the meaning set forth in the Venezuela TSA) pursuant to which EVERTEC provides Transition Services to TRANRED with respect to the Business;

WHEREAS, Popular International Bank, Inc., (“PIBI”), TRANRED’s sole stockholder, is in the process of selling all of the issued and outstanding stock of TRANRED (“Stock Sale”) to COMPUTACIONES NETFI, C.A., a company organized under the laws of the Republic of Venezuela (“NETFI”) and, to that end, TRANRED, in accordance with Section 2.2(a) of the Venezuela TSA requests a Service Continuation of certain Transition Services for an additional period of time to allow for the effective migration of the Business from EVERTEC’s system in Puerto Rico to TRANRED’S facilities in Venezuela, in order that TRANRED may operate independently from EVERTEC within a reasonable period of time after the closing of the Stock Sale (the “Extension Period”);

WHEREAS, EVERTEC is willing to provide, or to cause to be provided, the Service Continuation of the Transition Services to TRANRED during the Extension Period, subject to the terms and conditions of this Amendment No. 2; and

WHEREAS, the parties have decided it is in their best interest to enter into this Amendment No. 2 to extend the Transition Service Period to cover the Service Continuation for the Extension Period and provide for such other amendments to the Venezuela TSA as mutually agreed upon.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the parties hereby agree as follows:

1.	Amendment to the Transition Service Period.

a.	The Transition Service Period is hereby amended and extended for an additional twenty seven (27) months after September 29, 2011. As such, Section 2.2(a) of the Venezuela TSA is amended and restated in its entirety to read as follows:

“Section 2.2 Term of Transition Service. (a) The provision of the Transition Service shall commence upon the Effective Date and shall terminate on the earliest of (i) thirty nine (39) months after the Effective Date or such longer or shorter period as set forth in Amended and Restated Exhibit A hereto with respect to an element or sub-element of the Transition Service and (ii) the date any such element or sub-element of the Transition Service is terminated by TRANRED pursuant to Section 6.1 (for each element or sub-element, the “Transition Service Period”). In the event that TRANRED requests continuation of any element or sub-element of the Transition Service no later than thirty (30) days prior to the end of the periods referenced in this Section 2.2 (a “Service Continuation”), the parties hereto agree that, subject to Sections 2.6(b) and 2.8(b), the Service Continuation shall be provided upon similar terms (including price, term and service levels) governing the provision of such element or sub-element of the Transition Service for such longer period as the parties hereto may mutually determine in good faith based on the reasonable needs of the parties hereto, unless otherwise agreed to by the parties in writing.

2.	Modification to Costs. After the second anniversary of the Effective Date of the Venezuela TSA, the Costs, of Transition Services being provided as of said date shall be subject to a 10% increase for the remainder of the Transition Service Period. Such percentage increase shall be reflected in the monthly invoices required under Section 3.1(b) of the Venezuela TSA. Nothing stated herein stated shall be deemed to modify Sections 2.4 and 6.1 of the Venezuela TSA or Section 5 of Rider 1.

3.	ARTICLE I DEFINITIONS. The following modifications to defined terms are made throughout the Venezuela TSA:

a.	The defined term “EVE-VEN” is amended and restated to “TRANRED”.

b.	The following defined terms are amended and restated in their entirety to read as follows:

“Additional Support” means support that TRANRED reasonably determines is necessary for EVE-PR to provide in order to operate the Business.”

“TRANRED Change of Control” means the entry into an agreement or the consummation of any direct or indirect sale, assignment, transfer, conveyance, pledge, hypothecation or other encumbrance, or any other disposition of the shares, or any disposition of all or substantially all of the assets or all or part of the voting power or power to designate a majority of the board of directors (or another Person(s) o body performing similar functions), or any other transfer of beneficial ownership of (with or without consideration and whether voluntarily or involuntarily (including by operation of law)) TRANRED by the Person with Control of TRANRED.”

c.	The following defined terms are eliminated:

“Operating Committee” has the meaning specified in Section 2.7.”

“Steering Committee” has the meaning specified in Section 2.7.”

4.	Section 2.3 Additional Elements and Sub-elements of the Transition Service. Section 2.3 of the Venezuela TSA is amended and restated in its entirety to read as follows:

“Section 2.3 INTENTIONALLY OMITTED.”

5.	Section 2.7 Steering Committee and Operating Committee. Section 2.7 of the Venezuela TSA is amended and restated in its entirety to read as follows:

“Section 2.7 Administration of the Transition Services. Each party agrees to designate authorized representatives to manage the administration of the Transition Services. Such authorized representatives will be set forth in the attached Exhibit B, as same may be modified from time to time.”

6.	ARTICLE IX DISPUTES. Sections 9.1 through 9.5 are amended and restated in their entirety to read as follows:

“Section 9.1 Consultation; Arbitration. Any dispute, controversy or claim between the parties or against any authorized representative of the other, whether related to this Agreement or otherwise, and any dispute or claim related to the relationship or duties contemplated hereunder, including the validity of this clause (a “Dispute”) will be resolved as set forth in this section. Each party will give written notice to the other party of any Dispute claimed by it. Promptly following delivery of such notice, an authorized representative of each party will meet and will be obligated to attempt in good faith to resolve the Dispute. If within thirty (30) days following the receipt of notice of a Dispute, the Dispute has not been resolved such Dispute will be referred to binding arbitration at the request of any party upon written notice to the other. Such arbitration proceeding will be administered by the American Arbitration Association in accordance with the then current Commercial Arbitration Rules and will be aired in the Commonwealth of Puerto Rico. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result. A single, neutral arbitrator will determine the Dispute of the parties and render a final award in accordance with the applicable substantive law. Strict confidentiality will govern the arbitration proceedings, including all information submitted to the arbitrator and the decision or award entered by the arbitrator. Any court having jurisdiction may enter judgment upon the award rendered by the arbitrator. The terms hereof will not limit any obligation of a party to defend, indemnify or hold harmless another party against court proceedings or other Losses. The procedures specified in this section will be the sole and exclusive procedures for the resolution of Disputes between the parties arising out of or relating to this Agreement.

“Section 9.2 INTENTIONALLY OMITTED.

“Section 9.3 INTENTIONALLY OMITTED.

“Section 9.4 INTENTIONALLY OMITTED.

“Section 9.5 INTENTIONALLY OMITTED.”

7.	Section 10.2 Notices. Section 10.2 of the Venezuela TSA is amended and restated in its entirety to read as follows:

“Section 10.2 Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, courier or overnight delivery service if transmitted prior to 5 p.m. on a Business Day, upon delivery (and otherwise such notice, request, claim, demand or other communication shall be deemed not to have been given until the next Business Day), or (b) if mailed, four Business Days after deposit in certified or registered mail and with first-class postage prepaid, or (c) in the case of facsimile notice, when sent and transmission is confirmed if transmitted prior to 5 p.m. on a Business Day in the place of receipt (and otherwise such notice, request, claim, demand or other communication shall be deemed not to have been given until the next Business Day), and, regardless of method, addressed to the party at its address or facsimile number set forth Exhibit C, as same may be amended from time to time (or at such other address or facsimile number as the party shall furnish the other party in accordance with this Section 10.2).

8.	New Exhibit. Exhibit B and Exhibit C attached hereto are added to the Venezuela TSA.

9.	Scope of Amendments. Except as specifically provided herein, the Venezuela TSA shall not be modified or affected hereby and shall remain in full force and effect. Neither party shall be deemed to have waived any right provided under the Venezuela TSA, except as herein expressly provided.

10.	Counterparts. This Amendment No. 2 may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed as of the Effective Date first written above by their respective duly authorized officers.

Popular, Inc.		EVERTEC, Inc.

By:	/s/ Iván Págán	By:	/s/ Peter Harrington
Name:	Iván Págán	Name:	Peter Harrington
Title:	Senior Vice President	Title:	President

Tarjetas y Transacciones en Red Traured, C.A.

		By:	/s/ Iván Págán
		Name:	Iván Págán
		Title:	Senior Vice President

Exhibit B - Authorized Representatives

	EVE-PR	TRANRED	POPULAR

Level One	Luis Franceshi	Salvador Oliveros	Omar Zinoveev
	lfranceschi@evertecinc.com	solivero@evertecinc.com	ozinoveev@bppr.com
	787-553-6571	+58 212-958-9211	787-756-3955

Level Two	Maria Gois	Aida Medina	Felix Fernández
	mgois@evertecinc.com	amedina@evertecinc.com	ffernandez@bppr.com
	787-392-4291	+58 212-958-9211	787-756-3955

Level Three	Miguel Mercado	Aida Medina	Iván Pagán
	mmercado@evertecinc.com	amedina@evertecinc.com	ipagan@bppr.com
	787-773-5300	+58 212-958-9211	787-756-3955

Exhibit C - Information for Notices

If to EVERTEC:	If to TRANRED:

EVERTEC, Inc. Hwy. #176, Km. 1.3 Rio Piedras Puerto Rico 00926 Attention: Miguel Mercado Telephone: (787) 759-9999 Email: mmercado@evertecinc.com

Tarjetas y Transacciones en Red Tranred, C.A.

Segunda Avenida de Campo Alegre

Torre Cari, Piso 3, Campo Alegre

Caracas, Venezuela 1060

Attention: Aida Medina

Telephone: +58 212-958-9211

Email: amedina@evertecinc.com

Copy to: Shannah Urbauer, Esq. Email: urbauer@evertecinc.com
If to POPULAR: Popular, Inc. 209 Mũnoz Rivera Avenue Hato Rey, Puerto Rico 00918 Attention: Iván Pagán Telephone: (787) 756-3955 Email: ipagan@bppr.com
Copy to: Ignacio Alvarez, Esq. Email: igalavarez@bppr.com